Exhibit 10.1

12/26/07

SETTLEMENT AGREEMENT

Following are the terms for the settlement of the claims involving PDG, P.A. and Dental Specialists of Minnesota, P.A. (collectively, “PDG”) and PDHC, Ltd. and American Dental Partners, Inc. (“ADPI” and collectively, with PDHC, Ltd., “PDHC”) and Northland Dental Partners, PLLC, fka James Ludke, D.D.S., PLLC (“Ludke PLLC”).

1.	PDHC Sale of Offices. PDHC will transfer to PDG all operating assets owned by PDHC currently located at the offices listed on the attached Exhibit A (the “PDG Offices”). This will include, but not be limited to, PDHC’s related leasehold interests, equipment, leasehold improvements, supplies, furniture, fixtures, inventory, signage, phone numbers. PDHC shall also transfer all of its right, title and interest to PDG in the “Park Dental Name” and any written materials bearing the Park Dental Name; provided that it shall not include any names, marks, or other intellectual property of PDHC other than Park Dental Name and the related marks owned by PDHC; and PDHC will have the right to use the Park Dental name and related marks with respect to the PDHC Offices (defined below) for a reasonable transition period. To the extent that doctors are practicing in clinics with a business name of the other party, each side will hold the other harmless with respect to any claims asserted against doctors or employees as a result of their operating under the name of the other party. For purposes of this Agreement, the term “Park Dental Name” shall mean the names “Park Dental”, “The Dental Specialists”, “Facial Pain Center” and “Brookpark Dental Center” as well as the URLs for domain names “parkdental.com” and “thedentalspecialists.com” and related websites. PDG will assume and indemnify PDHC against all lease and other obligations and expenses related to the PDG Offices. The closing will occur by February 29, 2008.

PDHC will retain the offices referred to as Apple Valley, Ridges, Eagan, Maple Grove, Prior Lake, and St. Louis Park (the “PDHC Offices”) and all related assets and interests owned by PDHC other than the Park Dental Name. PDHC will also retain the office known as the Resource Group (the “Resource Group”), as well as all other assets not expressly transferred to PDG.

2.	PDHC Interim Management Services. PDHC will provide the same types of services as it has provided pursuant to the Service Agreement, as set forth specifically below to the PDG Offices for a period of up to the first nine months of 2008 (the “Transition Period”), and to the PDG doctors in the PDHC Offices until the “Doctor Transition Date.” The Doctor Transition Date shall be May 30, 2008. (For any clinic, the Doctor Transition Date may be extended to a date no later than July 31, 2008 upon a showing of good cause to the Special Master. Effective immediately PDG will not hire doctors for or transfer any doctors into the PDHC Offices, and PDHC will not hire doctors for or transfer any doctors into the PDG Offices.

a. Clinic Services. (i) For the PDG Offices, PDHC will provide those items and services generally included as Clinic Expense through February 29, 2008. Effective March 1, 2008, PDG will employ all of its own clinic-based staff and PDHC will no longer provide any clinic based services or be paid Clinic Expense. (ii) For the PDHC Offices in which PDG doctor(s) continue to practice, PDHC will provide services included in Clinic Expense for the PDG doctor(s) until the Doctor Transition Date. PDG shall reimburse PDHC semi-monthly for all Clinic Expenses as incurred by it in connection with the services provided with respect to the PDG Offices and with respect to the PDG Doctors in the PDHC Offices, not later than five days after written notice and reasonable detail of such Clinic Expenses is provided to PDG; provided that in the case of lease payments or other obligations that are known in advance and payable on a known date, PDG shall pay the amount of such obligations not less than three days prior to the applicable payment date.

b. Resource Services. For purposes of Resource Group services, the Transition Period will be divided into two periods. During January and February 2008 (the “Initial Period”), PDHC will provide those services described in the attached Exhibit B as Initial Period Services. For the balance of the Transition Period, PDHC will provide the services described on the attached Exhibit B as Full Transition Period Services As to any specific service category (e.g., financial reporting, HR, payroll), PDG may (as it achieves the capability to provide its own services), upon 60 days’ written notice, terminate such services prior to September 30, 2008.

For these services, PDG shall pay PDHC an aggregate amount of $19 million, payable in 12 consecutive equal monthly installments on or before the 15th day of each calendar month, except that the January payment will be due on January 30, 2008. Such fee shall be payable notwithstanding the termination of any or all of these services by PDG or due to the expiration of the Transition Period.

For purposes of these provisions, the Clinic Expenses will be allocated on a reasonable basis based on the doctors with respect to which the expenses are incurred. For example, if there is a “mix” of doctors (both PDG and non-PDG doctors) in an office, the Clinic Expenses associated with team members working solely with a PDG Doctor will be allocated to PDG, none of the Clinic Expenses associated with team members working solely for another Doctor would be allocated to PDG, and the Clinic Expenses associated with other team members in that office, as well as occupancy costs, supplies, and other unallocated costs, would be allocated based on the respective doctors’ contribution to total gross production.

Until the Doctor Transition Date, doctors employed by PDG who are currently practicing in a PDHC Office will continue to have the right to practice in that office, and doctors who are currently practicing in a PDG Office will have the right to continue practicing in that office. On or before the Doctor Transition Date, the doctors who will not be remaining with PDG will be relocated to PDHC offices, and the PDG doctors in the PDHC offices will be relocated to PDG Offices. The parties will exercise reasonable efforts to accommodate requests of a doctor to move from a PDHC Office to a PDG Office or from a PDG Office to a PDHC Office and to schedule doctors in each other’s offices prior to the Doctor Transition Date.

3.	Patients and Patient Records. All patient records, whether electronic or written, are currently property of PDG. The operating principles upon which patient records will be handled are: (1) PDG owns the records and as such has certain rights and obligations regarding handling, use, and disclosure of the records; and (2) PDG will not create unnecessary obstacles to former PDG (Ludke) doctors to solicit and obtain the transfer of patient files to Ludke PLLC. As between the parties, each current Park Dental patient will be deemed to be the patient of the current “doctor of record” assigned to that patient. The parties will work together to agree as soon as possible on a list of the patients of each doctor who will not be employed by PDG on January 1, 2008, including without limitation those doctors who have entered into employment agreements with [Ludke PLLC]. This list will contain full contact information. New patients will be assigned a doctor of record based upon whether that patient is seen in a PDG Office or a PDHC Office.

For any Non-PDG doctor, as defined below, all of his or her current patients will receive an agreed upon form of letter informing the patient that Non-PDG doctor’s new practice circumstances, including as and when applicable his or new office, practice name, location and contact information, and explaining to the patient how he or she can request a record transfer should that patient want to leave that practice and go with that Non-PDG doctor. As to this list of patients of non-PDG doctors, the non-solicitation provision of PDG’s employment contracts shall not apply. If a patient calls an office to schedule an appointment with that patient’s Non-PDG doctor of record, and that Non-PDG doctor has changed offices, that patient will be given the new contact information for his or her Non-PDG doctor. If a patient calls a PDHC Office to schedule an appointment with a PDG doctor, as defined below, of record, that patient will be given the new contact information for his or her PDG doctor. These procedures will remain in place until December 31, 2008.

4.

Doctor Recruitment. As soon as possible, but no later than December 31, 2007, the parties will agree on a list of doctors whose employment is to continue with PDG after that date (the “PDG doctors”) and current or former PDG doctors who will not be employed by PDG after that date and will be employed or engaged by another dental group affiliated with ADPI (the “Non-PDG doctors”). Neither party (including Ludke PLLC) will solicit or recruit the doctors employed by or affiliated with the other party beginning the date of the agreement and continuing until the expiration of one (1) year following the termination of the Transition

Period. After that, either party may solicit and recruit the doctors employed by or affiliated with the other party. PDG will terminate the geographic noncompetition restrictions in its employment agreements with the Non-PDG doctors effective December 31, 2007.

5.	Team Member Recruitment. Each party will have the right to recruit any team members, and the team members will have the right to move unrestricted by any noncompetition agreements.

6.	Current Service Agreement Financial Matters. The financial relationship between the parties as evidenced by the Service Agreement will be wound down after the December 31, 2007 termination date as contemplated by the post-termination provisions of the Service Agreement; provided, however, that this Agreement shall instead govern all payments between the parties. However, effective January 1, 2008, the daily transfers from PDG’s account will end and PDG will control all funds.

7.	Releases. The parties will execute full mutual releases of all claims other than those under this agreement, and PDG and Ludke PLLC will execute full mutual releases and dismiss the pending lawsuit between them with prejudice. A release by PDHC will expressly include Steve Williamson. Drs. Gulon and Law will inform the Minnesota Board of Dentistry and the Minnesota Attorney General in writing that all complaints made by them or any other person on behalf of PDG have been resolved and that they are withdrawing their complaints in their entirety. In addition, PDHC and PDG shall hold one another harmless from any wrongful termination claims brought by former employees of the other.

8.	Confidentia1ity; Cooperation; Non-Interference; and Non-Disparagement. The definitive agreements will have customary confidentiality and non-disparagement provisions, recognizing (a) disclosure obligations of PDHC, which will require the public disclosure of the agreement and (b) the reasonable needs of each party to inform the doctors which it employs or with which it is affiliated and potential lenders and/or others with whom it has or contemplates certain business transactions, but only to the extent reasonably necessary for business. PDG shall have the right to approve any public disclosures by PDHC or, alternatively, may issue its own statement to the public. In addition, each party will reasonably cooperate with the other, its agents and vendors to accomplish a smooth transition to becoming independent of of the other. Subject to the terms and provisions of this Agreement, PDG will not interfere with the relationships of PDHC with third parties. Subject to the terms and provisions of this Agreement, PDHC will not interfere with the relationships of PDG with third parties.

10.	Definitive Agreements. The parties will exercise all reasonable efforts to negotiate and execute definitive agreements for the transactions contemplated by these terms by January 11, 2008. Those agreements will reflect these terms and to the extent not inconsistent with these terms, additional terms and conditions that are customary for similar transactions.

11.	Disputes. The parties will agree to a “Special Master” to resolve all disputes between them regarding this agreement or the definitive agreements. Until otherwise agreed by the parties or he resigns, the Special Master will be Tim Kelly. PDHC/ADP, on the one hand, and PDG/TDS, on the other, will split equally all fees of the Special Master. In addition, each of PDG and PDHC will appoint a representative to work with the other parties’ representative to attempt to resolve issues prior to involvement of the Special Master.

12.	Binding Agreement and Termination. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The parties acknowledge that ADPI has certain borrowing arrangements that have been publicly disclosed. Under those arrangements, ADPI’s lenders have security interests in substantially all of ADPI’s assets. In addition, after the verdict against PDHC, ADPI and its lenders entered into a Forbearance Agreement which modified the existing lending arrangements between them. In order for PDHC to perform its obligations under this settlement agreement and the contemplated definitive agreement, ADPI must obtain its lenders’ consent to the transactions contemplated by this agreement and negotiate and enter into new or modified agreements with its lenders. Therefore, PDHC’s obligations under this agreement and the definitive agreement are contingent upon ADPI obtaining such consent and entering into new or modified agreements with its lenders containing mutually satisfactory terms. The parties further agree and acknowledge that PDG and PDHC have entered into a Standstill Agreement which, according to its terms, provides for the termination of this Settlement Agreement under certain circumstances.

“PDG, P.A.”		“American Dental Partners, Inc.”

By:	/s/ John Gulon	By:	/s/ Gregory A. Serrao
Its:	President	Its:	Chairman

“Dental Specialists of Minnesota, P.A.”		“PDHC, Ltd.”

By:	/s/ Alan S. Law, DDS, PhD	By:	/s/ Gregory A. Serrao
Its:	President	Its:	Chairman

“James Ludke, D.D.S., PLLC”

		By:	/s/ James Ludke
		Its:	Chief Manager

EXHIBIT A

PDG Offices	PDHC Offices

1.      Bloomington

2.      Champlin

3.      Chaska

4.      Coon Rapids

5.      Eden Prairie

6.      Edinbrook

7.      Grand Avenue

8.      High Pointe

9.      LaSalle Plaza

10.    Maplewood

11.    Minnetonka

12.    Roseville

13.    Salem Square

14.    Shakopee

15.    Edina

16.    Columbia Park

17.    Ridge Park

18.    Brookpark

19.    Blaine

20.    High Pointe Specialty

21.    Ridges Specialty

22.    Ridges Pediatric Specialty

23.    Roseville Specialty

24.    Roseville Pediatric Specialty

25.    Edina Specialty

1. Apple Valley 2. Eagan 3. Maple Grove 4. Prior Lake 5. Ridges 6. St. Louis Park

EXHIBIT B

Service	Initial Period	Full Transition Period (Jan. - Sept. 2008)
Group Practices Managers
Hygiene Mentors
Dental Assistant Mentors	✓
Continuing Care	✓	✓
Comdent software	✓	✓
Comdent hardware support	✓	✓
Comdent day-to-day support and service	✓	✓
Comdent reporting	✓	✓
Doctor recruiting*
Team member recruiting	✓
Marketing
Financial Reporting	✓	✓
Accounting	✓	✓
Doctor Compensation	✓	✓
Training
Dr. Murn’s services
Quality assurance
Cash applications	✓	✓
Patient billing	✓	✓
Electronic submission of insurance claims	✓	✓
Collections management	✓	✓
HR support	✓	✓
Administrative support (Laura VonDeLinde)
Accounts payable	✓	✓
Payroll	✓	✓
Patient services
Management of fee schedules and insurance plan management**
Patient satisfaction survey management
Procurement of dental supplies, office supplies and dental equipment	✓	✓

PDHC voicemail system	✓	✓
PDHC e-mail system
Website maintenance and management
Courier services	✓	✓
Lease management

*	PDG may hire Mike Johnson free from any non-compete.
**	PDHC will load PDG/TDS fee schedules on Comdent.